EXHIBIT 23.7

CONSENT OF DEUTSCHE BANK SECURITIES INC.

September 8, 2016

Board of Directors

Enersis Américas S.A.

Santa Rosa 76

Santiago, Código Postal 8330099

Re: Amendment No. 5 to the Registration Statement on Form F-4 of Enersis Américas S.A.

Members of the Board,

We hereby consent to (i) the inclusion of our opinion letter, dated August 5, 2016, to the Board of Directors of Endesa Américas S.A. as Annex C to the joint information statement/prospectus forming part of Amendment No. 5 to the Registration Statement on Form F-4 of Enersis Américas S.A., filed on September 8, 2016 (the “Registration Statement”), and (ii) references made to our firm and such opinion in such Registration Statement under the captions “SUMMARY – Board Evaluation of the Merger – Opinion of Endesa Américas’ Financial Advisor”, “SPECIAL FACTORS – Background of the Merger – Background of the Reorganization, the Merger and the Tender Offer”, “SPECIAL FACTORS – Endesa Américas – Position of Endesa Américas as to the Fairness of the Merger” and “SPECIAL FACTORS – Endesa Américas – Summary of Deutsche Bank Securities Inc.’s Fairness Opinion”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK SECURITIES INC.